Contacts:
Investors/Corporate:        Media:
John R. Emery            Felicia Vonella
Chief Financial Officer         Lazar Partners Ltd.
(732) 537-4804           (212) 843-0210
investor@ventiv.comfvonella@lazarpartners.com

Ventiv Health Announces Strategic Acquisition of Smith Hanley Corporation, Leading Provider of Clinical Staffing and Recruiting Services

•	Transaction immediately accretive - adds $0.07 to 2005 EPS
•	Acquisition expands breadth of Ventiv’s pharmaceutical services offerings
•	Consideration of $50 million in cash and stock plus potential earn-out

SOMERSET, NEW JERSEY, September 22, 2004 -- Ventiv Health, Inc (Nasdaq: VTIV), a leading provider of comprehensive sales and marketing solutions to the pharmaceutical and life sciences industries, today announced that it has signed a definitive agreement for the acquisition of Smith Hanley Corporation, a leading provider of outsourced clinical staffing and recruiting services to the U.S. pharmaceutical industry.

Ventiv will pay $50 million in cash and stock for Smith Hanley, plus an earn-out for exceeding specified future profitability targets. The acquisition is expected to be immediately accretive, adding $0.07 to Ventiv’s 2005 full-year earnings per share. The transaction will close after required approvals have been obtained under the Hart-Scott-Rodino Act and other customary closing conditions.

Eran Broshy, Ventiv’s CEO, stated, "We are extremely pleased to have signed this definitive agreement to acquire Smith Hanley Corporation. Smith Hanley is a leading player in the growing outsourced clinical staffing and recruiting market, serving over 65 pharmaceutical and biotechnology clients including 14 of the top 20 and generating strong recurring revenues. This acquisition enables Ventiv to further broaden the range of services to our pharmaceutical clients, work with a broad range of clients even earlier in the drug lifecycle, cross-sell services across our marketing, sales and clinical divisions and diversify our revenues and earnings across multiple strong businesses. The acquisition increases Ventiv’s 2005 guidance to $0.87- $0.92 net earnings per share."

Thomas A. Hanley, Jr. President and Co-Founder of Smith Hanley, said, "We are very enthusiastic about the combination of our company with Ventiv Health. Ventiv’s executive-level business development capabilities and relationships will enable us to sell larger clinical teams to our clients. Additionally, the combination with Ventiv gives us the scale to pursue larger functional outsourcing contracts in clinical areas where we have extensive staffing expertise."

Ventiv will host a conference call today to discuss this transaction in more detail.

Conference call information:
Wednesday, September 22, 2004, 8:30am Eastern Time.
Call in number: 706-634-1065
Live and archived webcast: www.ventiv.com

About Ventiv Health

Ventiv Health, Inc. (NASDAQ: VTIV) is a leading provider of sales, marketing, and compliance solutions to the world’s largest pharmaceutical companies as well as to emerging and specialty pharmaceutical and biotech organizations. Ventiv has established its leadership position within the industry based on a long history of building and managing sales teams and providing consultative planning and analytics services across multiple therapeutic areas.

The Ventiv delivery model is flexible and client focused, enabling Ventiv to rapidly respond to changing client needs and market conditions across the full spectrum of sales and marketing support, with both integrated and independent programs. These include: Sales and Marketing Teams (Ventiv Sales and Marketing Teams™), Planning and Analytics (Health Products Research®), Recruitment (Ventiv Recruitment Services™), Professional Development and Training (Ventiv Professional Development Group™), Marketing Support (PROMOTECH), Data Solutions (Total Data Solutions™), Clinical Support (The Therapeutics Institute™), and Sample Accountability/Patient Assistance Programs (The Franklin Group). Ventiv is a multi-discipline company with a singular focus on providing excellence in customized solutions to meet clients’ sales and marketing objectives.

Ventiv’s approximately 3,000 employees support over forty client organizations. For more information on Ventiv Health, visit www.ventiv.com.

About Smith Hanley Corporation

Smith Hanley Corporation is a leading provider of outsourced clinical staffing and recruiting services to the pharmaceutical industry. Smith Hanley provides outsourced contract staffing and recruiting services for pharmaceutical clinical research trials through its Smith Hanley Consulting Group and MedFocus units, with core expertise in staffing mission-critical positions such as clinical research associates (CRAs), biostatisticians, SAS programmers, data managers, medical writers and regulatory affairs personnel. In addition, Smith Hanley is a premier provider of outsourced permanent placement and executive search services for the pharmaceutical sector as well as several other sectors. Smith Hanley’s approximately 800 employees support more than 65 pharmaceutical and biotechnology clients, including 14 of the top 20 global pharmaceutical companies. For more information on Smith Hanley, visit www.smithhanley.com, www.smithhanley-consulting.com, and www.medfocus.com .

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments and revenue share agreements; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.